UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 1, 2013

NAVIDEA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 450, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements with Executive Officers

On January 1, 2013, Navidea Biopharmaceuticals, Inc. (the “Company”) entered into employment agreements with: (1) Brent L. Larson, the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary; and (2) Frederick O. Cope, Ph.D., the Company's Senior Vice President, Pharmaceutical Research and Clinical Development. Mr. Larson and Dr. Cope are "named executive officers" as that term is defined in Item 402(m)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The employment agreements between the Company and each of Mr. Larson and Dr. Cope have stated terms of 24 months, each commencing January 1, 2013, and terminating December 31, 2014. The following is a description of the substantially identical material terms of the aforementioned employment agreements.

Each employee receives an annual base salary as set forth on the schedule filed herewith as Exhibit 10.2, which schedule sets forth the material details in which each individual employment agreement differs from the form filed herewith as Exhibit 10.1. Each employee may also receive an annual bonus at the discretion of the Company’s Compensation, Nominating and Governance Committee (the “Committee”), in accordance with any bonus plan adopted by the Committee. The employment agreements also provide for each employee’s participation in the Company’s employee benefit programs, stock based incentive compensation plans and other benefits as described in the form of employment agreement filed herewith as Exhibit 10.1.

In the event of termination of an employee for “cause” (as that term is defined in the form of employment agreement filed herewith as Exhibit 10.1), all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the employee. If an employee resigns for any reason other than a “Change of Control” (as that term is defined in the form of employment agreement filed herewith as Exhibit 10.1) as described below, all salary, benefits and other payments shall cease at the time such resignation becomes effective. If an employee dies, or his employment is terminated because of disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall continue to provide either Dr. Cope or Mr. Larson, as applicable, with such health, dental and similar insurance or benefits as were provided to him immediately before his termination, for the longer of 12 months after such termination or the full unexpired term of his employment agreement.

In the event of the termination of either of the aforementioned employees by the Company at the end of the term of the applicable employment agreement, or during the term of such employment agreement without “cause,” the Company shall, at the time of such termination, pay to the employee the respective severance amount set forth on Exhibit 10.2, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. Additionally, the Company shall continue to provide Dr. Cope or Mr. Larson, as applicable, with the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 12 months or the full unexpired term of his employment agreement.

The Company also must pay severance, under certain circumstances, in the event of a Change of Control. The employment agreements provide that if there is a Change in Control and an employee is concurrently or subsequently terminated: (a) by the Company without cause; (b) by the expiration of the term of his employment agreement; or (c) by the resignation of the employee because he has reasonably determined, in good faith, that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached his employment agreement, the Company shall pay the employee the appropriate Change of Control severance set forth on Exhibit 10.2, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination, and shall continue to provide either Dr. Cope or Mr. Larson, as applicable, with the benefits provided to them pursuant to the Company’s employee benefit plans for the longer of 12 months after such termination or the full unexpired term of his employment agreement.

Each employment agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the form of employment agreement filed herewith as Exhibit 10.1, are effective during the term of employment and for a period of 12 months following termination of employment.

The foregoing description of the employment agreements between the Company, and each of Dr. Cope and Mr. Larson, is qualified in its entirety by reference to: (1) the full text of the form of employment agreement, a copy of which is attached hereto as Exhibit 10.1; and (2) Exhibit 10.2, each of which is incorporated herein by reference.

2

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

Number		Exhibit Description

10.1	*	Form of Employment Agreement. This Agreement is one of two substantially identical employment agreements and is accompanied by a schedule which identifies material details in which each individual agreement differs from the form filed herewith.

10.2	*	Schedule identifying material differences between the employment agreements.

*Filed Herewith

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: January 7, 2013	By:	/s/ Brent L. Larson
Brent L. Larson, Senior Vice President and Chief Financial Officer

4